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                                                                   EXHIBIT 10.10




VOTED: That the Equity and Deferred Compensation Plan for Directors (the "Plan") be and hereby is amended by replacing Section 7(h) of the Plan with the following:

"If a director's service with the Company terminates for any reason other than death, all options held by the director that are not then exercisable shall terminate, provided, however, that in the case of a director who has retired from the Board after twelve or more years of service and in the case of a director who retires from the Board at or after age 70, all options held by that director shall continue to vest during the three years following that director's last day of service (the "Extended Vesting Period"). Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months after the last day of service or, in the case of directors retiring after twelve or more years of services or at or after age 70, for three months following termination of the Extended Vesting Period (all subject, however, to the limitations of Section 6(c) regarding the maximum exercise period for such options). After completion of the applicable three-month period, such options shall terminate to the extent not previously exercised, expired or terminated.